SCHEDULE 14(a) INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                  Commission Only as permitted by
                                  Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] solicitng Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               AURA SYSTEMS, INC>
                      -----------------------------------


                      -----------------------------------
    Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box).

[X] No fee required.

[ ] Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
   Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid

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

                              AURA SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JANUARY 9, 2001

To the Stockholders of Aura Systems, Inc.:

         The Annual Meeting of Stockholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on January 9, 2001 at 3:00 p.m., PST, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, for the following purposes:

         (1)      To elect a Board of Directors of nine members; and

         (2) To transact any other business which may properly come before the meeting.

         Stockholders of record at the close of business on November 10, 2000, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

         All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

         Any stockholder of record of the Company at the close of business on November 10, 2000, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting.

                                            By Order of the Board of Directors

                                             /s/ Michael I. Froch

                                            Michael I. Froch
                                            Secretary


El Segundo, California
December 11, 2000

Please mark, date, and sign the enclosed Proxy and return it at an early date in the enclosed return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                              El Segundo, CA 90245
                                 (310) 643-5300


                                 PROXY STATEMENT

                                December 11, 2000


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Stockholders to be held on January 9, 2001 at 3:00 p.m., PST, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, (the "Annual Meeting") and any postponements or adjournments thereof. Any Stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting as directed by the Stockholder on the proxy card; and, if no choice is specified, they will be voted (i) "FOR" the directors nominated by the Board of Directors and (ii) in the discretion of the persons acting as proxies, for any other matters. Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

         Only Stockholders of record at the close of business on November 10, 2000, are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 281,376,809 shares of Common Stock and no Preferred Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

         In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated. Therefore, a broker non-vote will have no legal effect on any matter requiring the affirmative vote of a plurality of the votes cast, and will have the same legal effect as a vote "against" any other matters presented at the meeting which require approval by a majority of the shares represented in person or by proxy at the meeting.

         In the event that sufficient votes in favor of any of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

         The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Stockholders on or about December 11, 2000.

                                 PROPOSAL NO. 1
                     ELECTION OF NINE NOMINEES FOR DIRECTORS

The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the nine nominees for director.

Nominees and Voting

         The Bylaws of the Company provide for a board of nine directors. Consequently, at the Annual Meeting, nine directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than nine persons. The Company has nominated for election as directors the nine persons named below. Each of these nominees has indicated that they are able and willing to serve as directors.

         Under the terms of its Loan Agreement with its principal lender, the Company's Board of Directors is required to be comprised of persons the majority of whom are "independent directors," as defined in such agreement, so long as any indebtedness is outstanding to the lender. A person is deemed to be an "independent director" if such person is not an employee or former employee or otherwise having a significant business relationship with the Company during the past three years. Accordingly, a majority of the Company's nominees are "independent directors" under the Loan Agreement.

         Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

         The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.

         The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the nine nominees for director.

                            Director
 Name                      Age      Since   Title
 ------------------------------------------------------------------------------------------------------------
Zvi Kurtzman               53       1987    Chief Executive Officer, Chairman, Board of Directors
Harvey Cohen               67       1993    Director, member of Audit Committee
Salvador Diaz-Verson, Jr.  48       1997    Director, member of Compensation Committees
Stephen A. Talesnick       51       1999    Director, member of Compensation Committee
Norman Reitman             77       2000    Director, member of Audit Committee
Sanford R. Edlein          56       2000    Director, member of Audit Committee
Harry Haisfield            59       2000    Director
Neal Meehan                59       2000    Director
William Richbourg 57                Nominee

Business Experience of Directors and Nominees During the Past Five Years

     Zvi Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp. a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering.

         In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. For a more complete description of the Commission's Order, see the Commission's release referred to above.

         Harvey Cohen is a director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange
Commission, and a management consultant since August 1981. Mr. Cohen has consulted with the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S.(Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

     Hon. Salvador Diaz-Verson, Jr. is a director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLCAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLCAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited. Since 1992, Mr. Diaz-Verson has also been a member of the Board of Trustees of the Christopher Columbus Fellowship Foundation, presidentally appointed by President George Bush in 1992, and re-appointed by President Clinton in early 2000.

         Stephen A. Talesnick is a director of the Company and has served in this capacity since September 1999, following appointment by resolution of the Board of Directors to fill a vacancy pursuant to the Bylaws of the corporation. Mr. Talesnick has owned and maintained a private law practice since 1977, which is presently located in Beverly Hills. Mr. Talesnick specializes in business and financial transactions in addition to entertainment industry related matters. He originally practiced as an associate in the New York law firm of White & Case. In 1992, Mr. Talesnick became a financial advisor in the financial services industry and is registered with the Securities and Exchange Commission. Mr. Talesnick is a graduate of The Wharton School of Finance and Commerce at the University Of Pennsylvania and received his Juris Doctor degree from Columbia University School of Law.

         Norman Reitman is a director of the Company and has served in this capacity since March 6, 2000. He previously served as a director of the Company from January 1989 to September 1998. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

         Sanford R. Edlein, is a director of the Company and has served in this capacity since March 6,2000. He is a Certified Public Accountant, Certified Turnaround Professional, and has served as a consultant and senior executive for privately held and public companies for more than thirty years and has assisted in financial and operating matters, corporate governance, crisis management and mergers and acquisitions. He has served on the boards of public companies including Sport Supply Group, Inc., BSN Corporation, Tennis Lady, Escalade
Corporation and American Equity Financial Corporation. Since 1998 he has been employed with Glass & Associates, Inc. a firm that specializes in turnaround and crisis management. From 1996 to 1998 he was president of Edlein & Associates, LLC. a consulting firm. From 1994 to 1996 he was CEO, COO and a member of the board of directors of Sport Supply Group, Inc. From 1965 through 1980 and 1989 through 1994, respectively, Mr. Edlein served as a partner and then managing partner of Grant Thornton LLP (Boston office). Mr. Edlein has a AAS degree from Bronx Community College and a BBA degree from City University of New York.

         Harry B. Haisfield is a director of the Company and has served in this capacity since October 2000 following appointment by resolution of the Board of Directors, pursuant to the Bylaws of the corporation. Since 1982, Mr. Haisfield, a private investor, has been involved with start-up companies and has served on the board of directors of several corporations. He is currently the Chairman and CEO of Raydak Corporation, which develops non-destructive testing technology. He has served on the Board of Directors of Achieve.Com, Radiance Communications and as a director of First Pacific Networks, a publicly-held company. Upon completing college, Mr. Haisfield entered the U.S. Naval flight training program in Pensacola, Florida, finishing in the top of his class. He served more than five years as an officer and pilot in the U.S. Marines until his release in 1966 at the rank of Captain. At that time he left the military to join Pan American Airlines where he served as an active pilot until 1991.

         Neal Meehan is a director of the Company and has served in this capacity since October 2000 following appointment by resolution of the Board of Directors, pursuant to the Bylaws of the corporation. Mr. Meehan's business career spans the transportation and telecommunications sectors, and he is currently involved in market development and strategic planning for start-up and mature companies. He has served as president and chief executive officer of a number of airlines including New York Air, Midway Airlines, Chicago Air and
Continental Express. He has also served in various marketing and operations capacities for American Airlines and Continental Airlines. In addition, he has served in various senior capacities for a number of telecommunications firms including In-Flight Phone Corp., Iridium LLC and Hush Communications USA, Inc., a firm specializing in data encryption. After a successful career in the United States Marine Corps, Mr. Meehan received his MBA from St. Johns University. Mr. Meehan is also the recipient of an honorary doctorate from St. Johns University in Commercial Science.

         William B. Richbourg is a director nominee of the Company. Mr. Richbourg, a trial lawyer, has been engaged in the private practice of law, since 1968. He has a JD from the University of Florida Law School. Mr. Richbourg is active in the environmental field where he has served as President and Director of Environmental Systems, Inc., a privately-held company involved in the electro-magnetic treatment of water and as President and Director of ECO-21, a privately-held company specializing in the marketing and sales of an after-market emissions reducing system for gasoline and diesel engines. As an outstanding football player at the University of Florida, he was the recipient of numerous academic and athletic awards.

MANAGEMENT

         Listed below are Executive Officers of the Company who are not directors or nominees, their ages, titles and background information.

Name                      Age  Title
Gerald S. Papazian         45  President, Chief Operating Officer
Arthur J. Schwartz, Ph.D.  53  Executive Vice President
Cipora Kurtzman-Lavut      44  Senior Vice President, Corporate Communications
Neal B. Kaufman            55  Senior Vice President,
                               Management Information Systems
Steven C. Veen             45  Senior Vice President, Chief Financial Officer
Michael I. Froch           39  Senior Vice President,
                               General Counsel and Secretary
Keith O. Stuart            45  Senior Vice President Sales and Marketing
Ronald J. Goldstein        59  Senior Vice President Sales and Marketing
Jacob Mail                 50  Senior Vice President, AuraGen Operations
Richard E. Van Allen       54  Senior Vice President,
                               Industrial and Special Programs

         Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He joined the Company in August 1988 from Bear, Stearns & Co., an investment-banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He served as a trustee of the University of Southern California from 1994 to 1999.

     Arthur J. Schwartz, Ph.D. has been the Executive Vice President of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors. While at Aura, he served for 3 years on a Joint Tri Services Committee reporting to the U.S. Government on certain technology issues.

         Cipora Kurtzman-Lavut is Senior Vice President, Corporate Communications, and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing for the Company since 1988. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration.

         Neal B. Kaufman is Senior Vice President, Management Information Systems, and has served in this capacity since 1988. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985. He headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Mariner projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

         Steven C. Veen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Before that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981.

         Michael I. Froch is Senior Vice President, General Counsel and Secretary of the Company and has served as General Counsel since March 1997 and as Secretary since July 1997. He joined the Company in 1994 as its corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress.

     Keith O. Stuart is Senior Vice President, Sales and Marketing and has served in this capacity since November, 1999. Previously he served as President of the Company's Tech Center division, from 1995 to 1999 and has been in charge of hardware development for Aura since 1988. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

         Ronald J. Goldstein is Senior Vice President, Sales and Marketing, serving in this capacity since November, 1999. He is responsible for the marketing and sales of AuraGen to worldwide government agencies and the military and has served in various capacities at Aura since 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed coursework for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein was responsible for all marketing and business development activities for the Company and served since 1995 as President of the
Automotive/Industrial division of the Company. Prior to joining Aura, Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

         Jacob Mail is Senior Vice President, AuraGen Operations, serving in this capacity since November 1999. Previously he has served as Vice President of Operations from 1995 to 1999. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program Manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and organizing production in accordance with customer specifications at full quality assurance.

         Dr. Richard E. Van Allen is Senior Vice President, Industrial and Special Programs, serving in this capacity since June 1999. He is currently the Program Manager for the military version of the commercial AuraGen generator. In addition, Dr. Van Allen manages ongoing electromagnetic actuator projects. He joined the company in 1990 and previously was Manager and Vice President of the AuraSound Division, and before that was Division manager of the Magnetics Division. In these positions, Dr. Van Allen has been involved in the development and manufacture of virtually every electromagnetic system produced by Aura Systems. Prior to joining Aura, he was a Laboratory Manager in Advanced Government Programs at the Hughes Aircraft Company Space and Communications Group. Before joining Hughes, Dr. Van Allen served as the Navigation Team Leader for the Voyager outer planets exploration program at the Jet Propulsion Laboratory. He received his B.S. degree in Aeronautical and Astronautical Engineering, along with an M.S. and Ph.D. in Aerospace Engineering, from Purdue University.

Family Relationships

         Cipora Kurtzman Lavut, a Senior Vice President, is the sister of Zvi Kurtzman, who is the Chief Executive Officer and a director of the Company. Jacob Mail, Vice President, Operational Planning is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the Company's Common Stock owned as of October 31, 2000 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:

                                                        Shares of                        Percent of
                                                      Common Stock                      Common Stock
Name                                               Beneficially Owned                Beneficially Owned
Gardner Lewis Asset Management                         19,980,436                         7.1%
Arthur Liu                                             27,474,074  (13)                   9.8%
Zvi (Harry) Kurtzman                                    3,706,675  (1)(2)                 1.3%
Arthur J. Schwartz                                      2,702,645  (1)(3)(4)              1.0%
Cipora Kurtzman Lavut                                   1,993,926  (5)                       *
Harvey Cohen                                              918,287  (6)                       *
Salvador Diaz-Verson, Jr.                               1,456,037  (10)                      *
Stephen A. Talesnick                                    3,087,698  (14)                   1.1%
Gerald S. Papazian                                        610,679  (7)                       *
Steven C. Veen                                            820,614  (8)                       *
Norman Reitman                                          1,037,142  (9)                       *
Sanford R. Edlein                                         250,000  (15)                      *
Harry Haisfield                                         1,306,700  (11)                      *
Neal Meehan                                               190,625  (12)                      *
William Richbourg                                         210,000                            *

All executive officers and directors                21,110,214           7.5%
as a group (19 persons)

--------------------
*        Less than 1% of outstanding shares.

(1)  Includes 175,000 shares held of record by Advanced Integrated Systems, Inc.

(2) Includes 870,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(3) Includes 515,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, and 74,000 owned by Dr. Schwartz' children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 515,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(6) Includes 31,250 shares beneficially owned, and 715,000 shares which may be purchased pursuant to options within 60 days of October 31, 2000 of which 100,000 are beneficially owned.

(7) Includes 166,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(8) Includes 265,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000, and 20,000 shares held by Mr. Veen as custodian for his children, to which Mr. Veen disclaims any beneficial ownership.

(9) Includes 795,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

(10) Includes 450,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(11) Includes 274,000 shares which may be purchased pursuant to warrants exercisable within 60 days of October 31, 2000.

(12) Includes 46,875 shares which may be purchased pursuant to warrants exercisable within 60 days of October 31, 2000, and 50,000 shares held by Mr. Meehan as custodian for his son, to which Mr. Meehan disclaims beneficial ownership.

(13) Includes 13,974,074 shares held by Alaris, Inc., which may be deemed to be beneficially owned, and 4,500,000 shares which may be purchased pursuant to warrants exercisable within 60 days of October 31, 2000.

(14) Includes 300,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

(15) Includes 250,000 shares which may be purchased pursuant to options exercisable within 60 days of October 31, 2000.

     The mailing address for Gardner Lewis Asset Management, L.P. is 285 Wilmington - West Chester Pike, Chadds Ford, Pa. 19317.

     The mailing address for the others is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

Board of Directors Meetings and Committees

         Aura's Board of Directors held four meetings during the year ended February 29, 2000. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 2000. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee which presently consists of Salvador Diaz-Verson, Jr., Stephen A. Talesnick and David F. Hadley. The Compensation Committee met two times during Fiscal 2000. Since January 1989, the Company has maintained an Audit Committee which presently consists of Sanford Edein, Harvey Cohen and Norman Reitman. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met four times during the fiscal year ended February 29, 2000.

         Effective March 2000, each non-employee director is entitled to receive $20,000 per year for serving as a director.

                             EXECUTIVE COMPENSATION

Cash Compensation For Executives

         The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 29, 2000.

                                                      SUMMARY COMPENSATION TABLE

                                                     Annual               Long Term                           All Other
                                                 Compensation(1)Compensation Awards                         Compensation(2)
Name and
Principal Position                          Year          Salary             Options/SARs
  Zvi (Harry) Kurtzman (1)                  2000          $386,232                 0                            $  0
  Chief Executive Officer                   1999           384,290             1,000,000
                                            1998           245,018                 0

  Gerald S. Papazian (1)                    2000          $217,777                 0                          $2,392
  President and Chief Operating             1999           203,025              100,000
  Officer                                   1998           154,737                 0

  Arthur J. Schwartz (1)                    2000          $210,192                 0                            $  0
  Executive Vice President                  1999           204,895              500,000
                                            1998           172,115                 0

  Steven C. Veen(1)                         2000          $205,469                 0                          $2,257
  Senior Vice President and                 1999           196,412              100,000
  Chief Financial Officer                   1998           150,127                 0

  Cipora Kurtzman-Lavut(1)                  2000          $203,942                 0                            $  0
  Senior Vice President                     1999           199,221              500,000
                                            1998           162,225                 0

(1) The amounts shown are the amounts actually paid to the named officers during the respective fiscal years. Because of the timing of the payments, these amounts do not represent the actual salary accrued by each individual during the period. The actual salary rate for these individuals which was accrued during the fiscal year ended February 2000, 1999 and 1998, respectively, were as follows: Zvi Kurtzman - $385,000, $385,000, $200,000; Gerald S. Papazian - $210,000, $210,000, $140,000; Arthur J. Schwartz - $205,000, $205,000, $160,000;
Steven C. Veen - $200,000, $200,000, $150,000; Cipora Kurtzman-Lavut - $195,000,
$195,000, $150,000.

     Of the  compensation  paid in  Fiscal  2000,  $144,561,  $34,781,  $78,201,
$44,918 and $58,520 was paid in the form of restricted common stock of the Company to Mr. Kurtzman, Mr. Papazian, Mr. Schwartz, Mr. Veen and Ms. Kurtzman-Lavut, respectively.

(2) Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal years ended February 29, 2000.

         No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 29, 2000, February 28, 1999 and February 28, 1998.

         The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                              Number of Unexercised                             Value of Unexercised
                              Options/SARs at Fiscal                            In-the-Money Options/
Name                                       Year End                             SARs at Fiscal Year End*
                                  Exercisable         Unexercisable         Exercisable          Unexercisable
Zvi Kurtzman                          870,000                 600,000         $         0              $      0
Gerald S. Papazian                    166,000                  60,000         $         0              $      0
Arthur J. Schwartz                    515,000                 300,000         $         0              $      0
Steven C. Veen                        265,000                 160,000         $         0              $      0
Cipora Kurtzman-Lavut                 515,000                 300,000         $         0              $      0

*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 29, 2000.

         Subsequent to year end, the above named officers were awarded the following option grants: Zvi Kurtzman - 4,500,000 shares, Gerald S. Papazian - 1,000,000 shares, Arthur J. Schwartz - 1,000,000 shares, Steven C. Veen - 1,000,000 shares, Cipora Kurtzman-Lavut - 1,000,000 shares.

         No options were exercised by the above individuals during the fiscal year ended February 29, 2000.

Employment Agreements

         Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000 per year.

         Each of the employment agreements provides that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the
Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

         The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

Severance Agreements

         Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control. The agreements provide that if, following a Change in Control, the executive's employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the Change in Control, the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

Compensation Committee Report

         The Company maintains a Compensation Committee (the "Committee"), consisting entirely of outside, disinterested, directors who are not employees or former employees of the Company. The Committee recommends salary practices for executive officers of the Company, with all compensation determinations ultimately made by a majority of the outside, disinterested, directors. Prior to Fiscal 1998, compensation of executive officers, other than the Chief Executive Officer, was determined by the Chief Executive Officer after review and consultation with the Committee.

Compensation Philosophy

         The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary as well as stock-based programs. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company places special emphasis on equity-based compensation, particularly in the form of options. This approach also serves to match the interests of the executive officers with the interest of the stockholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by a number of factors, including improvements in revenue and achieving profitability.

         Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, and the effective allocation of capital resources.

Employment Contracts

         The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. Effective as of March 1998, the Company entered into employment and severance agreements with Mr. Kurtzman, the Company's Chief Executive Officer, and Messrs. Schwartz, Papazian, Veen and Ms. Kurtzman Lavut (the "Named Executive Officers") and other key executives of the Company. The Committee reviewed and approved such agreements unanimously after consulting with a nationally recognized employee benefits firm and determining that such agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

         The Company's senior management believes that at some time in the future, as market acceptance of the AuraGen accelerates and manufacturing operations expand, it may be desirable to replace all or part of the senior members of the management team with individuals having focused experience in large scale manufacturing and sales operation. Accordingly, in March 2000 Zvi Kurtzman, the Company's Chairman and Chief Executive Officer, proposed to the Board of Directors that consideration be given to restructuring the employment agreements of some or all of senior management (Zvi Kurtzman, Arthur J. Schwartz, Steven Veen, Cipora Kurtzman, Gerald Papazian and Neal Kaufman, referred to as "Senior Management") to allow the Company the flexibility to implement an orderly management transition, if and when deemed advisable by the Board.

         Subsequently, the Company's Board of Directors entered into discussions with certain members of Senior Management with a view towards restructuring their employment and severance agreements. The Board of Directors, through its Compensation Committee, retained independent outside consultants to formulate a proposal whereby the employment relationship with Senior Management would be modified to allow for the possibility of an orderly management transition in the future if and when deemed advisable by the Board.

         Following discussions between the Compensation Committee of the Board of Directors and Senior Management, in consultation with independent consultants, the Compensation Committee proposed to Senior Management that agreements be entered into between Senior Management and the Company whereby the existing employment agreements would be restructured. Under the current proposal being discussed the Company would have the right to terminate the employment of any of the members of Senior Management for any reason as employees at will and Senior Management would relinquish its rights to further compensation and severance payments under the existing employment agreements. In exchange for relinquishing such rights, the participating members of Senior Management would receive a one time payment in Aura Common Stock (valued at $0.32 per share) approximately equal to the value of the remaining term of the existing employment agreements. If and when any of the Senior Management members' are terminated in the Board's discretion, such Senior Management members would thereafter remain as consultants to the Company for a period of one year at 85% of their current base salaries, subject to extension by mutual agreement. Senior Management has agreed in principal to these basic terms. However, there are material terms which remain to be considered and agreed to by the Board of Directors and Senior Management. There are no assurances that final agreements will be achieved between the Company and Senior Management or when such agreements will be implemented.

Compensation of Chief Executive Officer and Other Executives

         The Compensation Committee increased Mr. Kurtzman's salary in March 1998 to $385,000, effective as of December 1997, after consulting with a nationally recognized employee benefits firm. The increase reflected the Compensation Committee's assessment of his performance and Mr. Kurtzman's service to the Company. Salary increases for other senior executives effected during 1998 were based on similar considerations including individual performance, position, tenure, experience and compensation surveys of comparable companies.

         Effective in Fiscal 1999 Mr. Kurtzman and the Named Executive Officers are, pursuant to their employment agreements with the Company, entitled to a discretionary annual bonus as determined by the Compensation Committee and a majority of the outside, disinterested, directors of the Board of Directors. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company. Based upon the Company's financial performance during Fiscal 2000 the Compensation Committee determined not to award bonuses to Mr. Kurtzman or the Named Executive Officers.

  Section 162(m) Policy

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                                Committee Members
       Salvador Diaz-Verson, Jr., Stephen A. Talesnick and David F. Hadley

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee in Fiscal 2000 was comprised of Salvador Diaz-Verson, Jr. Decisions regarding compensation of executive officers for the Fiscal year ended February 29, 2000 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee. Decisions regarding option grants under the 1989 Option Plan for the Fiscal year ended February 29, 2000 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

Audit Committee Report

         The Company maintains an Audit Committee (the "Committee"), consisting entirely of outside, disinterested directors who are not employees or former employees of the Company. The Committee has, in the course of its duties, reviewed and discussed with management the audited financial statements, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received the appropriate auditors disclosures regarding the auditors' independence as required by Independence Standards Board Standard No. 1. The Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K as filed with the Commission for Fiscal 2000. The Board of Directors has adopted a written charter for the Committee which is included in Appendix 1.

Changes in Accountants

         In August 2000 the Company received a notice of resignation from its independent auditors, Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation ("PKF"). Having served as the independent auditors of the Company since 1992, PKF has never had nor does it currently have any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure or any reportable events. The auditors reports on the financial statements for the past eight years during its entire engagement period have not contained any adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles except for fiscal years 1999 and 2000 when the audit reports were modified with a going concern uncertainty. The Company has been informed that PKF's decision was due to business reasons.

         PKF is fully cooperating with the auditor selection and transition process, which the audit committee expects to complete as soon as possible. The Company as part of its restructuring strategy and focus on the AuraGen, will now seek to reduce its costs associated with its audits. The Company's next audited financial report for the year ending February 28, 2001 is due to be filed on May 31, 2001.

         Unrelated to its decision and pursuant to SEC rules, under Item 304(a)(1)(v)(C)(1)(i) of Regulation S-K, PKF advised that information had come to its attention which, if further investigated, may materially impact the fairness or reliability of previously issued audit reports or the underlying financial statements of Aura Systems Inc. and Subsidiaries. The information was contained in court filings of the SEC in regards to the Staff's response to motions to quash subpoenas. These motions were filed in connection with a pending SEC investigation, reported publicly by the Company in a press release dated January 20, 1999.

         The Staff of the SEC has advised the Company that the investigation is confidential and should not be construed as an indication that any violation of law has occurred or as a reflection upon any person, entity or security. The Company is cooperating fully with the inquiry. The Company does not believe that the matters referred to in the SEC Staff's requests will have a material effect on the Company's future financial condition or results of operations.

         Representatives of Pannell Kerr Forster are not expected to be in attendance at the Annual Meeting.

Certain Relationships and Related Party Transactions

Related Transactions

December 1998 Private Placement

         In December 1998 the Company completed a private placement of Units, each Unit consisting of 10 shares of Common Stock and Warrants to purchase four shares of Common Stock at an exercise price of $1.00 per share for five years. The original subscription price was $10.00 per Unit. Of the total gross offering proceeds of approximately $1.8 million, $100,000 was invested by the mother of Zvi Kurtzman, and $400,000 was invested by Stephen Talesnick, who subsequently became a member of the Board of Directors in 1999. The terms of the offering called for, among other things, the prompt registration of the purchased securities with the SEC. As a result principally of delays in completing the Company's audit for the fiscal year ended February 1999, the Company was unable to timely file the required registration. Consequently in amendments to the offering terms which culminated in March 2000, the Company agreed to increase the number of shares received by each investor based upon an agreed price of $.33 per share and the investors agreed to surrender the Warrants and their right to receive interest from the Company.

Convertible Note Exchange

         As part of the Company's financial restructuring in Fiscal 1999 the Company offered to exchange convertible notes issued to investors in 1993 for Common Stock. As a result of the restructuring the Company converted the notes at a price of $.27 per share. These investors among others included Zvi Kurtzman and Arthur J. Schwartz, whose notes entitled them to receive from the Company $100,000 and $80,000, respectively, plus accrued and unpaid interest. Both Messrs. Kurtzman and Schwartz exchanged their notes for Common Stock in March 2000.

Transactions with Algo Technologies, Inc. and Affiliates

         In  October  1999  the  Company  entered  into an  agreement  with  RGC
International Investors, LDC, an institutional investor ("RGC") and Algo Technologies, Inc. ("Algo") whereby RGC (i) sold to Algo and a group of unrelated investors (the "Algo Investors") the Company's three Convertible
Unsecured Debentures (the "RGC Debentures"), in the aggregate principal amount of $17,365,000, (ii) exchanged with the Registrant its $3 million Secured Convertible Note for a new non-convertible Secured Note (the "New RGC Note") in the original principal amount of $3 million, and (iii) cancelled Warrants to purchase 9,000,770 shares of the Registrant's Common Stock in exchange for new Warrants to purchase 1,000,000 shares of common stock exercisable at $0.375 per share. The New RGC Note bears interest at the rate of 8% per annum, with principal and interest payable no less frequently than quarterly. The New RGC Note continues to be secured by a lien on certain assets of the Company, including inventory and accounts receivable.

         Under the agreement between the Company and the Algo Investors, the RGC Debentures were convertible into a maximum of 46,500,000 shares of the Registrant's Common Stock unless the Registrant failed to complete the restructuring with a group of three investors, including Infinity Investors Limited ("Infinity"). The Algo Investors converted a portion of the RGC Debentures into 46,500,000 shares of Common Stock and canceled the remaining outstanding principal and interest owed under the RGC Debentures upon the consummation of the restructuring with another investor group of approximately $17.4 million of outstanding Debentures described below.

         In February 2000 the Company consummated a restructuring agreement with Infinity whereby the Algo Investors acquired $4 million of Debentures from Infinity in exchange for $3 million from the Algo Investors and 1,111,111 shares of Common Stock owned by Algo, and Aura exchanged with the Investor Group the remaining outstanding Debentures evidencing more than $13 million of indebtedness for 100,000 Warrants exercisable at $0.375 per share, and new Secured Notes in the aggregate principal amount of $12.5 million. The Debentures acquired by the Algo Investors were converted into 18,534,445 shares of Aura Common Stock in full satisfaction of such Debentures as part of the restructuring.

         In October 1999 Algo acquired 10 million shares of Aura Common Stock from Aura at $0.25 in a private placement. In May 2000 Arthur Liu, who may be deemed to be an affiliate of Algo, participated in a private placement whereby Mr. Liu received Units consisting of 9 million shares of Aura Common Stock and Warrants to purchase 5 million shares of Common Stock at $0.48 per share. Algo may be deemed to be the beneficial owner of more than 5% of Aura's outstanding Common Stock. Mr. Liu is the beneficial owner of a majority of the capital stock of Algo. See "Security Ownership of Certain Beneficial Owners and Management" elsewhere herein.

         In June 1999 Alaris, Inc., an affiliate of Algo, acquired or licensed the principal assets and technology of Aura's AuraSound division. The sale was finalized in December 1999 with total consideration received of approximately $2.4 million.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, the Company believes that during its Fiscal year ended February 29, 2000, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

                                Performance Graph
         The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.) and the S&P Tech Composite Index. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG AURA SYSTEMS, INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE S & P TECHNOLOGY SECTOR INDEX

          *$100 INVESTED ON 2/28/96 IN STOCK OR INDEX-
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING FEBRUARY 28
                                               Cumulative Total Return

                                    Feb-96   Feb-97   Feb-98   Feb-99   Feb-00
                                    ------   ------   ------   ------   ------
AURA SYSTEMS, INC.                     100       49       57        9        6
NASDAQ STOCK MARKET INDEX (US)         100      118      160      207      414
S & P TECHNOLOGY SECTOR                100      130      188      294      508

                                  MISCELLANEOUS

Stockholder Proposals for the 2001 Annual Meeting

         Stockholder proposals complying with the applicable rules under the Exchange Act intended to be presented at the 2001 Annual Meeting of Stockholders must be received at the offices of the Company by April 15, 2001 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

         The Stockholder's written notice relating to proposals other than for director nominees must contain (i) the name and address of the Stockholder making the proposals, (ii) any material interest of the stockholder in the proposal, and (iii) such information concerning the person making the proposal and the proposal itself as would be required by SEC rules to be included in a proxy statement soliciting proxies for such proposal. Presentation of any Stockholder proposal at the Annual Meeting is also subject to procedures established by the Chairman of the Meeting consistent with Delaware corporate law.

Other Matters

         Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

         Under the Company's By-laws, nominations for director of the Company and other Stockholder proposals, other than those made by the Board of Directors, may only be made by Stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting.

Available Information

         The  2000  Annual  Report  to  Stockholders   accompanies   this  Proxy
Statement, but is not to be deemed a part of the proxy soliciting material.

         While you have the matter in mind, please complete, sign and return the enclosed proxy card promptly.

                                            By Order of the Board of Directors

                                            /s/ Michael I. Froch

                                            Michael I. Froch
                                            Secretary


El Segundo, California
-----------------

APPENDIX 1
                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                              BOARD OF DIRECTORS OF
                               AURA SYSTEMS, INC.

Organization

The Audit Committee shall consist of four members of the Board of Directors, all of whom shall be independent directors, in accordance with the listing requirements of the Nasdaq Stock Market.

Statement of Policy

The Audit Committee shall make recommendations to the Board of Directors in fulfilling its responsibility to the stockholders relating to corporate accountability and the reporting practices of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Corporation.

Responsibilities

The Audit Committee shall:

i. Review the external auditor's compensation, the proposed terms of its engagement and its independence;

ii. Serve as an additional channel of communication between the external auditor and the Board of Directors and between the senior internal auditing executive, if any, and the Board of Directors;

iii. Review the results of each external audit, including any qualifications in the external auditor's opinion, any related letter of reportable conditions, management's responses to recommendations made by the external auditor in connection with the audit, reports submitted to the Audit Committee by the internal auditing department that are material to the Corporation as a whole, and management's responses to those reports;

iv. Review the Corporation's annual financial statements and any significant disputes between management and the external auditor that arose in connection with the preparation of those financial statements;

v. Consider, in consultation with the external auditor and the senior internal auditing executive, if any, the adequacy of the Corporation's internal financial controls; it being understood that, among other things, such controls must be designed to provide reasonable assurance that the Corporation's publicly reported financial statements are presented fairly in conformity with generally accepted accounting principles;

vi. Consider major changes and other major questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the Corporation's financial statements;

vii. Meet (a) quarterly with the Chief Executive Officer and separately with the Chief Financial Officer to review the financial affairs of the Corporation, and (b) at its discretion with the external auditor for the Corporation;

viii.Review related party transactions for potential conflicts of interest in accordance with the listing requirements of the Nasdaq Stock Market and other government regulatory agencies; and

ix.  Perform oversight functions as requested by the Board of Directors.

PROXY

                               AURA SYSTEMS, INC.
                               2335 ALASKA AVENUE
                              EL SEGUNDO, CA 90245

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of Common Stock of Aura Systems, Inc. held of record by the undersigned on November 10, 2000, at the Annual Meeting of Stockholders to be held on January 9, 2001, including any adjournments or continuances thereof.

         The Proxies appointed hereby are instructed to vote as indicated herein on the following proposals as more fully described in the Company's Notice of Meeting of Stockholders and Proxy Statement, each dated December 11, 2000, receipt of which is hereby acknowledged, and in their discretion on any other business which may properly come before the meeting or adjournment thereof.


1.       Election of Directors

  [_] FOR all nominees listed below (except     [_] WITHHOLD AUTHORITY to vote
        as marked to the contrary below)          for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

  Zvi (Harry) Kurtzman        Harvey Cohen          Salvador Diaz-Verson, Jr.
  Stephen A. Talesnick        Norman Reitman        Sanford R. Edlein
  Harry Haisfield             Neal Meehan          William Richbourg

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

                                            Dated: ______________________, 200_

                                            Please  sign  exactly  as  the  name
                                            appears below.  When shares are held
                                            by joint tenants,  both should sign.
                                            When   signing   as   attorney,   as
                                            executor, administrator,  trustee or
                                            guardian,  please give full title as
                                            such. If a corporation,  please sign
                                            in full  corporate name by President
                                            or other  authorized  officer.  If a
                                            partnership,    please    sign    in
                                            partnership   name   by   authorized
                                            person.


                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                                 Signature if held jointly

                                            If you also  expect  to  attend  the
                                            stockholders'  meeting, the Board of
                                            Directors requests you check the box
                                            below:

                                            [_] I/we plan to attend the
                                                stockholders meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dear Shareholders:

     Fiscal 2000 was not a very good year. The Company got into major problems with its NewCom investment in the early part of calendar 1999. These problems propagated into the new year causing severe shortages in cash flow, which in return generated extensive pressure from creditors. Most of the year was spent negotiating with creditors, selling non AuraGen related operations, downsizing the Company and trying to raise new capital under very distressful conditions. Revenues declined to approximately $5.8 million from approximately $53.6 million during the previous year as operations were discontinued. However the losses for the year declined to approximately $9.5 million from approximately $150 million in the previous year as the Company was downsized.

Financial Restructure

     In October 1999, the Company successfully negotiated an agreement with one of its key convertible bondholders. This resulted in the elimination of approximately $23 million in convertible debt, and its replacement with a new $3.0 million non-convertible note payable quarterly over 36 months at 8% interest. In February 2000 just before the end of the fiscal year the Company successfully reached an agreement with the second large convertible bondholder that resulted in the exchange of approximately $18 million of convertible debt into a new $12.5 million non convertible note due in 36 months with 8% interest and quarterly payments of interest only. The Company also reached an agreement with two other smaller bondholders where their combined debts of approximately $4.5 million were converted into equity. An amicable agreement was reached with the trade creditors for a 36-month pay out with 8% interest. We also negotiated a payment plan with the bank to extend the approximately $3.0 million in line of credit which the Company drew on during the previous year. A settlement was negotiated with two of NewCom's creditors where Aura served as an expressed written guarantor. That resulted in a workout of approximately $6.5 million into approximately $3.0 million payable over 36 month note at 8% interest and an additional $1.0 million payable over the following 24 months. Finally we negotiated with our real estate mortgage holder a plan to eliminate the arrearages on the mortgage and avoid a foreclosure. There were still a number of creditors with unresolved issues, but the majority of debt had been restructured.

Operational Restructure

     Management realized that in order to reestablish the viability of the company drastic changes had to be taken. The changes required not only to the financial debt restructure, but also to the operational restructure. The logical long-term strategy for the Company was to focus all of its activities and efforts on the AuraGen. The Company sold its sound operations to three groups. The Japanese operation was sold back to the original owners MYS in Japan for approximately $4.5 million. All the equipment and assets of Electrotec, our sound touring and leasing company were leased out for $1.5 million for two years with an option at the end of the lease to purchase all the assets for an additional $.5 million payment. The main speaker operation was sold for approximately $5.0 million including assumption of debt. The Company closed its clean room and discontinued all activities related to electrooptical and the AMA. The Company retained its license agreement with Daewoo Electronics for the AMA. All electromagnetic activities not related to the AuraGen were put on hold and the Company was looking for a buyer for its ceramic operations in New Hope Minnesota. Staff was reduced from over 500 to approximately 85 during this period. Facilities were reduced and the Company retained approximately 75,000 square feet of facilities in El Segundo plus the Ceramic facility in Minnesota. Aura became an AuraGen Company.

     While all the financial crises were on going we continued our activities on the AuraGen. During this period numerous brackets and mounting kits were developed for many different types of engines. On a small level we continued sales activities, field service and development for higher power AuraGens. Throughout this period we diligently continued our activities with the US Army and General Motors. At the SEMA show in Las Vegas in October 1999, General Motors displayed the Sierra Professional concept vehicle with the AuraGen. In January GM introduced the Terradyne truck with the AuraGen and for the next 10 months GM has shown the AuraGen in numerous trade shows across the country. During this same period the US Army was engaged in numerous tests for the AuraGen that we supported, both in manpower and numerous changes and adjustments that the Army required. The Company also shipped small quantities of AuraGen every month increasing the penetration and awareness to numerous industrial users of mobile power.

Subsequent Events

     Many events transpired since the end of fiscal year 2000. Since March 2000,the AuraGen was shown by GM on the GMC Sierra Professional in many trade shows across the nation, generating a lot of interest in our product. In surveys conducted by GM the AuraGen was the number one choice of options by potential users of the vehicle. General Motors made the AuraGen a required component in its Goodwrench mobile service program and has installed a fleet of approximately 100 units with the AuraGen. In addition GM plans to add hundreds of additional units during the next 12 months. At the SEMA show in Las Vegas in the first week of November 2000, GM displayed the AuraGen on four vehicles, the Chevrolet Silverado, the Chevrolet Suburban RT, the GMC Savannah Professional and the GMC Yukon XL. In all these vehicles the AuraGen was totally integrated into the vehicle with the AuraGen on-off control box built into the dash of the Silverado and Suburban. Late in 2000, the Company will install its first AuraGen for Ford. Ford will use this unit for evaluation as a possibility on their heavy-duty trucks.

     The US Army has completed the air drop certification for the AuraGen and the Company started shipping units to the 82nd Airborne in Fort Bragg. General Motors Military showed the AuraGen at the Army show in Washington DC and is now offering the AuraGen as the auxiliary power source on selected versions of its military vehicles. The Company is involved in numerous other activities with the US Army. The U.S. Air Force as well as the Air National Guard are now in the process of evaluating the AuraGen for their use. The Company has delivered 10KW units to the Army and is in the final stages to offer 10KW units commercially. The Korean Army has completed its evaluation and has recommended the AuraGens for its use. The Company is currently demonstrating the AuraGen to a number of other armies around the world.

     Numerous industrial, states, municipalities and other organizations are now using the AuraGen in their daily work. There are over 2500 AuraGen units in the field, and the Company is now negotiating many different contracts for fleets across the nation in numerous industries.

     The Company sold its Ceramic operation in Minnesota.


Outlook for the future

     The outlook for the future is very positive. We now have a company that is totally focused on one technology and its application to the AuraGen. Recently we developed an AuraGen configuration that supports both AC and DC power at different levels. This allows the AuraGen to act both as a generator and inverter as well as a battery charger. The implications are that our system can now provide power with the engine off in the inverter mode and when the batteries are low the generator mode kicks in to charge the batteries. Our plans are to increase the family of AuraGen products by developing different power levels such as 8KW, 10KW, 12KW and 25KW.

     We started to increase our sales staff and activities. We have a new VP of sales and marketing with 35 years experience in the energy field. Our sales organization and efforts are now focused on a three-pronged approach, Automotive OEMs, Government and Industrial.

     We strongly believe that in calendar year 2001 we may have substantial penetration in sales across many industries and users of mobile power. We still have some challenges ahead. We need to rebuild confidence in the investment community, confidence among our suppliers, confidence among our creditors and most important confidence among you our shareholders.I would like to take this opportunity and thank all of you our shareholders for your patience and support through a difficult year. I would also like to thank our staff, suppliers and creditors who stuck it out under very trying circumstances. We shall overcome.

/s/  Zvi Kurtzman

  Zvi Harry Kurtzman
  CEO

         This letter contains forward looking statements and future results may differ materially from those anticipated in such forward statements, as discussed in the Company's Report which follows.